EXHIBIT 99.1

VICON REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER ENDED MARCH 31, 2017

HAUPPAUGE, N.Y. - May 15, 2017 - Vicon Industries, Inc. (NYSE MKT: VII), a global producer of end-to-end security solutions, today announced its financial results for its second fiscal quarter ended March 31, 2017.

Vicon’s CEO John Badke said, "The Company’s results for the quarter reflect an expected reduction in revenues, driven primarily by decreased sales of our legacy product offerings. However, we were pleased to launch our new Valerus video management system (VMS) platform in the quarter, which has received very positive feedback from the market. Significant enhancements to this platform, as well as to the Company’s camera line, were featured at the security industry’s largest annual trade show in early April and will be available for release by the end of June 2017. We believe that Valerus is the next generation enterprise level VMS platform that embodies the ease of use, openness and flexibility the market will come to demand from their overly complicated legacy systems. We have also ramped up our sales and marketing activities in anticipation of increasing market demand for our new solutions."

In April 2017, the Company entered into an amended Credit Agreement with its current lender, which essentially freed up $2 million of availability under its $6 million credit line that was previously subject to a borrowing base formula, extended the facility maturity date to April 2019 and relaxed its minimum tangible net worth financial covenant. The Company expects to continue to draw on this facility to finance its near term working capital needs and is considering additional financing options.

Second Quarter Fiscal 2017 Financial Results

Revenues for the second quarter of fiscal 2017 decreased 25% to $6.0 million as compared to $8.0 million in the second quarter of fiscal 2016. The $2.0 million decrease in the current quarter included a $1.6 million, or 26%, decrease in sales in the Americas market and a $380,000, or 22%, decrease in EMEA market sales.  Revenues weakened across all market segments due principally to a continuing reliance on legacy product offerings and the continuing market effects of previously reported camera line issues. Order intake for the current quarter decreased $518,000 to $6.8 million as compared to $7.4 million in the second quarter of fiscal 2016.

Gross profit margins were 37.4% for the second quarter of fiscal 2017 as compared to 33.0% for the second quarter of fiscal 2016. Prior year quarter margins were negatively impacted by recognition of $150,000 (1.9%) of additional inventory provisions relating to the rework and transition of the Company's IQinVision camera line to a new contract manufacturing partner. Operating expenses for the second quarter of fiscal 2017 decreased $7.0 million to $4.1 million compared with $11.1 million in the second quarter of fiscal 2016. In the prior year quarter, the Company charged off its entire $6.0 million goodwill carrying value originating from the August 2014 IQinVision business combination. Excluding the effects of the prior year quarter goodwill write-off, operating expenses decreased $975,000 in the current quarter due to ongoing selling, general and administrative cost reduction initiatives.

Net loss for the second quarter of fiscal 2017 was $1.9 million, or $.20 per basic and diluted share, as compared to a net loss of $7.7 million, or $.82 per basic and diluted share, in the second quarter of fiscal 2016.

About Vicon

Vicon Industries, Inc. (NYSE MKT: VII) is a global producer of video management systems and system components for use in security, surveillance, safety and communication applications by a broad range of end users. Vicon’s product line consists of various elements of a video system, including video management software, recorders and storage devices and capture devices (cameras). Headquartered in Hauppauge, New York, the Company also has offices in Yavne, Israel; the United Kingdom and San Juan Capistrano, California. More information about Vicon, its products and services is available at www.vicon-security.com.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our new product offerings. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward looking statements. These risks and uncertainties include, but are not limited to: our need for additional financing; market acceptance of our products; our ability to manufacture and develop effective products and solutions; current and future economic conditions that may adversely affect our business and customers; potential fluctuation of our revenues and profitability from period to period which could result in our failure to meet expectations; our ability to maintain adequate levels of working capital; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our product offerings or to develop other new products and services; our ability to generate sales and profits from current product offerings; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; introduction of new products and services by competitors; challenges associated with expansion into new markets; failure to stay in compliance with all applicable NYSE MKT requirements that could result in a delisting of our common stock; and, other factors discussed under the heading "Risk Factors" contained in our Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 29, 2014. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

Contact:
Vicon Investor Relations
Cindy Schneider
Tel: (631) 650-6201
Email: IR@vicon-security.com

-Financial Tables on Following Pages-

Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Net sales	$6,003,000	$7,998,000	$12,608,000	$18,879,000
Gross profit	2,246,000	2,639,000	4,819,000	6,910,000

Operating expenses:
Selling, general and administrative expense	2,802,000	3,726,000	5,483,000	7,657,000
Engineering and development expense	1,289,000	1,340,000	2,429,000	2,658,000
Goodwill and intangible asset impairment	—	6,016,000	—	6,016,000
Total operating expenses	4,091,000	11,082,000	7,912,000	16,331,000

Operating loss	(1,845,000)	(8,443,000)	(3,093,000)	(9,421,000)

Gain on sale of building	—	785,000	—	785,000

Loss before income taxes	(1,903,000)	(7,658,000)	(3,205,000)	(8,636,000)
Income tax expense	—	—	—	—
Net loss	$(1,903,000)	$(7,658,000)	$(3,205,000)	$(8,636,000)

Loss per share:
Basic	$(.20)	$(.82)	$(.34)	$(.92)
Diluted	$(.20)	$(.82)	$(.34)	$(.92)

Shares used in computing loss per share:
Basic	9,348,000	9,341,000	9,348,000	9,336,000
Diluted	9,348,000	9,341,000	9,348,000	9,336,000